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                                                                       EXHIBIT 5



               [LETTERHEAD OF RILEY, CALDWELL, CORK & ALVIS, P.A.]


                               December 30, 2004


Board of Directors
BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, MS 38804

         Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

         We are acting as counsel to BancorpSouth, Inc., a Mississippi corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 385,848 shares of the Company's common stock, $2.50 par value per share (the "Shares"), pursuant to the above-captioned registration statement (the "Registration Statement"), that may be issued under the converted Business Holding Corporation stock options or the converted Premier Bancorp, Inc. stock option plans. As such counsel and in connection with the foregoing, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ LES ALVIS

                                       RILEY, CALDWELL, CORK & ALVIS, P.A.